Exhibit 99.1

Interlink Electronics Reports Fourth Quarter and Fiscal Year 2020 Results

Year over Year Net Income Improved $570 thousand, Quarterly Sequential Revenue Grew 26%

March 16, 2021 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (OTC: LINK), a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three and twelve months ended December 31, 2020. Net revenue for the quarter was $1.9 million, up 15% from the prior year period, and up 26% sequentially from the prior quarter. Net income for the quarter was $53 thousand, or $0.01 per share.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended December 31,				Twelve months ended December 31,
Consolidated Financial Results	2020	2019	$ ∆	% ∆	2020	2019	$ ∆	% ∆
Net revenue	$1,947	$1,692	$255	15.1%	$6,888	$7,305	$(417)	(5.7)%
Gross profit	$1,134	$476	$658	138.2%	$3,902	$3,310	$592	17.9%
Gross margin	58.2%	28.1%			56.6%	45.3%

Income (loss) from operations	$220	$(445)	$665	nm	$110	$(214)	$324	nm

Net income (loss)	$53	$(363)	$416	nm	$113	$(457)	$570	nm
Earnings (loss) per share – diluted	$0.01	$(0.06)	$0.07	nm	$0.02	$(0.07)	$0.09	nm

EBITDA[1]	$247	$(383)	$630	nm	$297	$22	$275	nm
EBITDA margin[2]	12.7%	(22.6)%			4.3%	0.3%

1 See attached schedules for reconciliation to GAAP numbers.

2 EBITDA margin is EBITDA divided by net revenue.

•	Revenue in the fourth quarter of 2020 increased 15% to $1.9 million from $1.7 million in the same year-ago period, primarily due to higher demand of our custom products in the consumer market and from our standard products, partly offset by lower demand of our custom products in the medical market compared to the fourth quarter of last year. The 26% sequential increase in revenue from the previous quarter was driven by increased shipments of our custom products to medical and industrial market customers compared to the third quarter of 2020.

•	Gross margin increased to 58.2% in the current quarter from 28.1% in the year-ago quarter due to product and customer mix and operational efficiencies. As a result, gross profit increased $658 thousand (or 138%) from the year-ago quarter. Gross margin for the year increased to 56.6% from 45.3% for the prior year, corresponding to a $592 thousand increase in gross profit, also due to a more profitable mix of products and customers and efficiencies in operations.

•	Income from operations was $220 thousand for the fourth quarter of 2020, compared with a (loss) of $(445) thousand in the same period in 2019. Operating income (loss) was impacted by higher gross profit and nearly flat operating expenses. Income from operations for the current year was $110 thousand, compared with a (loss) of $(214) thousand in 2019. Operating expenses for the year increased approximately $268 thousand (or 8%) from the prior year primarily due to strategic investments in sales and marketing personnel and operational and administrative infrastructure.

•	In the fourth quarter of 2020, after-tax net income was $53 thousand or $0.01 per diluted share, compared to after-tax net (loss) of $(363) thousand or $(0.06) per diluted share in the same year-ago period.

•	EBITDA for the fourth quarter of 2020 was $247 thousand, compared with EBITDA (loss) of $(383) thousand in the same period in 2019. For the twelve-month period ended December 31, 2020, EBITDA was $297 thousand, up from $22 thousand in 2019. The improvements in EBITDA were primarily the result of increased gross profit and operating income for the reasons indicated above.

•	Interlink ended the year with $6.1 million in cash and cash equivalents.

“Despite constant uncertainty throughout the manufacturing industry due to COVID-19, we were still able to return to profitability in 2020. This is a tremendous testament to the growth plans we have in place,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “From our new HQ in Irvine, Calif., we have been able to hire key resources, add several new strategic global partners and reach new customers, and we are weeks away from launching our new R&D and materials science center in Camarillo, Calif. These successes from the past year have provided an outstanding foundation for continued growth. We will have lots of exciting new developments to share as 2021 progresses.”

“We believe we are close to completing the uplisting of our common stock for trading on the NASDAQ Capital Market, which will support our strategy of actively pursuing acquisitions in 2021 and beyond,” added Mr. Bronson.

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and pending world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Non-GAAP Financial Information

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents EBITDA and EBITDA margin, each of which is a non-GAAP measure. EBITDA is determined by taking net income and adding interest, income taxes, depreciation and amortization, and EBITDA margin is determined by dividing EBITDA by net revenue. Interlink believes that these non-GAAP measure, viewed in addition to and not in lieu of net income and gross margin, provide useful information to investors by providing more focused measures of operating results. These metrics are an integral part of Interlink’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of EBITDA to net income, the most comparable GAAP measure, is presented in the attached schedules. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the company’s views on future financial performance and anticipated listing of the company’s shares on the Nasdaq Capital Market and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$6,120	$5,812
Restricted cash	5	32
Accounts receivable, net	1,113	730
Inventories	866	927
Prepaid expenses and other current assets	392	330
Total current assets	8,496	7,831
Property, plant and equipment, net	407	633
Intangible assets, net	195	171
Right-of-use assets	334	203
Deferred tax assets	527	435
Other assets	63	59
Total assets	$10,022	$9,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$235	$218
Accrued liabilities	343	302
Lease liabilities, current	219	154
PPP loan payable	186	—
Accrued income taxes	59	—
Deferred revenue	—	13
Total current liabilities	1,042	687

Long-term liabilities
Lease liabilities, long term	140	66
Deferred tax liabilities	—	8
Total long-term liabilities	140	74
Total liabilities	1,182	761

Stockholders’ equity
Preferred stock	—	—
Common stock	7	7
Additional paid-in-capital	57,966	57,940
Accumulated other comprehensive income (loss)	37	(93)
Accumulated deficit	(49,170)	(49,283)
Total stockholders’ equity	8,840	8,571
Total liabilities and stockholders’ equity	$10,022	$9,332

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

	(in thousands, except share data)
Revenue, net	$1,947	$1,692	$6,888	$7,305
Cost of revenue	813	1,216	2,986	3,995
Gross profit	1,134	476	3,902	3,310
Operating expenses:
Engineering, research and development	132	284	918	916
Selling, general and administrative	782	637	2,874	2,608
Total operating expenses	914	921	3,792	3,524
Income (loss) from operations	220	(445)	110	(214)
Other income (expense):
Other income (expense), net	(49)	(10)	(92)	39
Income (loss) before income taxes	171	(455)	18	(175)
Income tax expense (benefit)	118	(92)	(95)	282
Net income (loss)	$53	$(363)	$113	$(457)

Earnings (loss) per share, basic and diluted	$0.01	$(0.06)	$0.02	$(0.07)

Weighted average common shares outstanding - basic	6,601	6,563	6,586	6,543
Weighted average common shares outstanding - diluted	6,601	6,575	6,599	6,581

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

	(in thousands)
Net income (loss)	$53	$(363)	$113	$(457)
Adjustments to arrive at earnings before interest, income taxes, depreciation, and amortization (EBITDA):
Interest expense (income), net	(1)	(14)	(14)	(54)
Income tax expense (benefit)	118	(92)	(95)	282
Depreciation and amortization expense	77	86	293	251
EBITDA	$247	$(383)	$297	$22